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                                                                   EXHIBIT 10.91



                             [COLLAGEN LETTERHEAD]


                               EMPLOYMENT CONTRACT

                                     between

COLLAGEN INTERNATIONAL, INC., World Trade Center, Avenue Gratta Paille 2/CP 430, 1000 Lausanne 30 Grey, Switzerland ("CII"), a wholly owned subsidiary of Collagen Corporation, Inc., the Employer. In this agreement, references to Collagen Corporation shall be understood, when the context so requires, as a reference to the Employer.
                                       and

JEAN-PIERRE CAPDEVIELLE, 25, rue Duvergler, 33200 Bordeaux, France.

The parties enter into the following Employment Contract governed also by Articles 319 sq. of the Swiss Code of Obligations ("CO").

Article 1: POSITION

Collagen employs Mr. Capdevielle as Vice President Managing Director International on a full-time basis, subject to obtaining the work permit.

Article 2: DESCRIPTION OF THE ACTIVITY

The duties are fully described in the job description attached hereto as Attachment A.

Article 3: COMPENSATION

Collagen International shall pay Mr. Capdevielle as compensation for his services:

        - an annual base salary of SFr. 270'000.-- to be paid in thirteen monthly installments;

        - the thirteen month will be payable in December of each year, pro-rated based on the number of months actually worked for that calendar year;

        - once a year, with effect as of July 1st, for the first time as of July 1, 1997, the salary will be adapted based on a performance and salary review by the Employer;

In case of commencement or termination of the employment in the course of a year, the above payments are made on a pro-rata basis.



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Mr. Capdevielle will also be entitled to the following:

- hire on bonus : SFr. 33'750.- to be paid after three months of employment;

- an executive bonus plan based on corporate objectives threshold 15% up to a maximum of 45% based on corporate performance and individual performance. This bonus will be prorated according to the length of service, in fiscal year 1997.

This bonus is completely discretionary - the Employer has no commitment to pay this or any other level of bonus if objectives are not met or if the Employee leaves the Employer. The bonus level and objectives will be periodically revised by the Employer in accordance with changes in the Employer's business objectives.

Article 4: STOCK OPTIONS

Mr. Capdevielle will be eligible to receive 25'000.-- Collagen stock options, subject to board approval.

Article 5: CAR

Collagen will provide Mr. Capdevielle with a car.

Article 6: STARTING DATE OF THE EMPLOYMENT

The starting date of the employment is 1st February 1997. Until the work permit is finalised Mr. Capdevielle will be paid by Collagen France office.

Article 7: TRAVEL ADVANCE

Mr. Capdevielle will receive a travel advance of SFr. 2'500.-- which will be reimbursed upon termination of this agreement.

Article 8: TRIAL PERIOD

The trial period shall be of 3 months duration following the date of employment, during which the employment may be terminated at any time with 7 days notice.

Article 9: WORKING HOURS

As Vice President Managing Director International, Mr. Capdevielle will be employed in a position of confidence and responsibility and he will be required, from time to time, to work beyond normal business hours. Mr. Capdevielle's compensation has been fixed with this understanding, and he shall consequently have no right to claim additional compensation for such overtime work.

Article IO: -RELOCATION

Collagen will reimburse the cost of relocation at reasonable cost. Before any decision is made, Mr. Capdevielle should provide Collagen with 2 quotations.



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Article 11: MISCELLANEOUS EXPENSES

Collagen will pay Mr. Capdevielle SFr. 10'00O.- to cover miscellaneous expenses in connection with his move.

Article 12: INSURANCES

Mr. Capdevielle will be responsible to take appropriate private insurance coverage, i.e medical for himself and medical and accident for his family.

Article 13: ACCOMMODATION

Collagen will pay Mr. Capdevielle up to a maximum of 30 days temporary standard business hotel accommodation until he finds adequate residence for him and his family. Collagen will pay 1 trip for his wife to locate such accommodation.

Article 14: TRAVEL EXPENSES

Collagen will pay SFr. 1'120.-- each month corresponding to travel expenses from Lausanne to Bordeaux and return (first class train) until the end of June 1997.

Article 15: SCHOOLING

Collagen will provide for the 1st year's cost of tuition for Mr. Capdevielle's children and for 50% of the 2nd year's cost. The third year will be at his own expense. Collagen must approve the cost of schooling prior to the enrollment of his kids.

Article 16: PROFESSIONAL TRAINING

Collagen favours professional training. It will facilitate, from a timing and financial point of view, the attendance of approved courses.

Article 17: DUTY OF CARE, RULES RELATING TO ACTIVITY

Mr. Capdevielle will exercise his activity faithfully and as directed by Collagen and undertakes to carefully preserve the interests of Collagen; pursuant to Art. 321 e CO, he is liable for any damage caused intentionally or by negligence to Collagen.

Article 18: CONFIDENTIALITY

Mr. Capdevielle undertakes to read, sign and comply with Collagen's Agreement regarding Proprietary Information provisions contained in Attachment C hereto, which forms an integral part of this contract.

Mr. Capdevielle further recognizes that the disclosure of Collagen documentation regarding new or proposed products can substantially impair Collagen's competitive position and jeopardize research and development efforts. Under no circumstances may such information be removed from company premises or disclosed to third parties without prior written approval from Collagen management. Where such information is disclosed outside



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Collagen, appropriate confidential disclosure agreement must be executed prior to disclosure.

Mr. Capdevielle shall also not discuss Collagen's "material" inside information with anyone outside Collagen until the information has been fully disclosed to the public. Information is "material" if it will influence investors to buy or sell Collagen stock. Examples include impending announcements of major new products, trends in sales, order of profitability (especially changes from previously publicized information), an acquisition, financing or other major commitments.

Employees possessing material inside information must refrain from trading in or recommending purchase or sale of Collagen stock until there has been full public disclosure of such information through properly authorized corporate channels.

Article 19: CONFLICT OF INTEREST

The employment will require the devotion of all Mr. Capdevielle's working hours; and he may not perform any service to any other company, except as specifically exempted in Attachment D, which is made an integral part of this Agreement during the term of his employment.

Article 20: NON-COMPETITION

Mr. Capdevielle agrees during a period of one year, following the termination of his employment, that he will refrain from accepting any employment by any direct competitor of any company of Collagen, or its affiliates, or from engaging in any activities competitive with Collagen's business.

If (i) Collagen International does not expressly release Mr. Capdevielle from this noncompetition undertaking, and (ii) as a result of such non-competition obligation Mr. Capdevielle cannot find new employment or can only find an employment with a lower remuneration, Mr. Capdevielle shall be entitled, for a maximum period of one year, to receive the difference between the lower salary under his new employment and the higher salary under his employment with Collagen International, but in any event not more than 50% of his last annual salary with Collagen International under this Agreement. In addition to any penalty for breach and any compensation for further damage, the Employer may request the elimination of any situation violating this non-competition undertaking.

Article 2l: HOLIDAYS/VACATION

Mr. Capdevielle is also entitled to the public holidays which are those of the place where the Company is domiciled. Collagen undertakes to pay fixed salary to Mr. Capdevielle during observed public holidays.

Mr. Capdevielle is entitled to four weeks vacation (20 workings days) during each calendar year. If the employment starts or ends in the course of a calendar year, he is entitled to vacation on a pro rata basis. Collagen undertakes to pay a fixed salary to Mr. Capdevielle during his vacation.


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The parties shall agree together on the timing of the vacation whereby they have to take into account the business interests of Collagen and the desires of Mr. Capdevielle.

Article 22: ACCIDENT INSURANCE, LOSS OF SALARY INSURANCE, PENSION PLAN

Mr. Capdevielle is covered in the frame of Collagen's Collective Insurance Plan, including accident insurance, loss of salary insurance and pension plan. The rules of the respective policies and plans are applicable. A summary description of Collagen benefits is attached as Attachment B.

Article 23: GENERAL EXPENSES

In order to allow him to perform his activity, CII shall pay for all of his reasonable business expenses against receipts submitted. CII undertakes to indemnify Mr. Capdevielle for all costs incurred for travel outside his domicile.

No significant expenses, and in particular no travel by plane, may be charged to Collagen International unless approved by Collagen International in advance. If Mr. Capdevielle takes the train, he is entitled to reimbursement of a first class ticket.

The above expenses will be paid to Mr. Capdevielle within 15 working days following the close of a calendar month, based on a written monthly report as of the end of the previous month.

Article 24: AUTHORITY

Mr. Capdevielle shall be granted the necessary authority to carry out his day-to-day duties as Vice President Managing Director Intemational. This authority is granted to him and restricted as detailed in Collagen's Delegation of Authority. Mr. Capdevielle undertakes to read, sign and comply with the Delegation of Authority provisions contained in Attachment E hereto, which forms an integral part of this contract.

Article 25: DURATION AND TERMINATION OF THE EMPLOYMENT

The present Agreement is concluded for an undetermined period of time and may be terminated by either party for the end of a calendar month by giving three months notice after the trial period.

The particular provision of Art. 336 sq. and 336 c sq. CO are reserved.

Article 26: IMMEDIATE TERMINATION

The employment may be terminated without notice for just cause, as provided for by Art. 337 sq. CO.

Article 27: RIGHTS AND OBLIGATIONS AT TERMINATION OF EMPLOYMENT

At the end of the employment, all claims of Mr. Capdevielle relating to his salary and expenses incurred are due.



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At the end of the contract, each party must remit to the other party all items received from such other party or from third parties for the account of such other party for the duration of the employment. The right of retention provided for by law is reserved. In particular, Mr. Capdevielle undertakes to remit to the employer, at the end of the employment, all products, price lists, customer lists, vehicles, travel tickets, as well as any advances received which exceed the remainder payable to him. He may, however, retain for his own use travel tickets, provided he pays to Collagen International the amount which Collagen International would otherwise receive.

Article 28: CONTRACT AMENDMENTS

All amendments to this contract have to be made in writing.

Article 29: APPLICABLE LAW

All matters that are not specifically governed by this contract or the attachments referred to therein are submitted to Art. 319 sq. CO as well as to all other applicable federal and cantonal laws.


Made in Lausanne on 9th January 1997.



Collagen International, Inc.           Jean-Pierre Capdevielle


/s/ SERGE ZIVKOVIC                     /s/ JEAN-PIERRE CAPDEVIELLE
----------------------------           -----------------------------
Serge Zivkovic